Exhibit 10.34

[Logo: Talend]	www.talend.com | info@talend.com

AGREEMENT ON THE EXPATRIATION OF AN

EMPLOYEE TO A SUBSIDIARY ABROAD

By and between:

On the one hand,

Talend SA, with headquarters located at 9 rue Pages — 92150 Suresnes

Represented by Jennifer BOS, duly empowered for this purpose,

On the other hand

Talend Inc. with headquarters at 800 Bridge Parkway Suite 200

Redwood City California 94065 USA

Represented by Michael TUCHEN, duly empowered for this purpose,

And:

Laurent Bride

Born on	at	with French citizenship

Residing at:

according to the following articles and provisions:

FIRST — EXPATRIATION AND EMPLOYMENT AGREEMENT

Laurent Bride has made a request to Talend in order to assume his role of Chief Technical Officer at Talend Inc., with headquarters located at 800 Bridge Parkway Suite 200 Redwood City California 94065 — United States. He will therefore be working at the American subsidiary Talend Inc.

After several discussions, Talend SA gave him a favorable response.

Furthermore, effective June 1, 2015, Mr. Bride will carry out his role of Chief Technical Officer at Talend Inc.

The period of expatriation of the employee is expected to be three years and may be renewed by mutual agreement. It is expressly stipulated that this agreement for the renewal of the period of expatriation may be tacit.

Therefore, his employment agreement with Talend SA is hereby suspended by mutual agreement.

Talend SA accepts the expatriation of Mr. Bride to the American subsidiary Talend Inc.

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Talend SA, capital €1,775,886.20 9 rue Pages 92150 Suresnes	RCS 484 175 252 Nanterre Intra-community VAT FR 44 48 41 75 252

Therefore, Mr. Bride agrees to sign a new employment agreement with his American employer, Talend Inc.

This agreement is governed by American law and will resume the seniority acquired by the employee within Talend SA since September 4, 2014.

REMUNERATION

Salary and variable remuneration

Talend Inc. sets the annual gross salary of Mr. Bride at $429,000.00 (four hundred twenty-nine thousand dollars). To this fixed remuneration, it will add a gross annual variable remuneration of $143,000.00 (one hundred forty-three thousand dollars), payable quarterly based on the achievement of goals defined annually by the Talend management team. The remuneration of Mr. Bride will be paid in US dollars, which is the currency of the country of the subsidiary in question.

SOCIAL PROTECTION

Social Security

The employee will be affiliated to the American social security for the duration of expatriation. The terms and conditions of contribution of the Company to the applicable social protection systems will be those in force within Talend Inc.

Group health benefits

The Company will not affiliate the employee to a group health plan. In the event that the employee chooses to affiliate himself and/or affiliate a member of his family to a group health plan, the payment of contributions thereto is the sole responsibility of the employee.

Old-age insurance

The Company will not affiliate the employee to the old-age insurance benefits of the French social security department in charge of medical insurance for French citizens living abroad (Caisse des Français de l’étranger, EFE). In the event that the employee chooses to affiliate himself and/or affiliate a member of his family to an old-age insurance plan, the payment of contributions thereto is the sole responsibility of the employee.

TAXATION

The employee will be subject to the tax rules applicable to his place of residence and work during the entire duration of expatriation. It is the sole responsibility of the employee to pay any applicable taxes during the period of expatriation. The Company does not have in place any equalization or tax protection agreement and may not be held liable for the personal taxation of the employee, regardless of the origin of the tax revenue of the employee.

WORKING TIME, LEAVE AND PUBLIC HOLIDAYS

During the expatriation period, the employee will benefit from the rules in force within the American subsidiary in terms of working time, leave, and public holidays.

Exceptionally, the employee will be entitled to leave acquired under the exercise of the 2014/2015 French leave during the first year of expatriation, namely 17 days. It is

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expressly understood between the parties that the accumulated leave of his employment in France must be enjoyed before December 31, 2016. The employee expressly declares to agree that any day of leave from the French agreement not taken by this date will be lost.

The acquisition of new days of leave will be according to the rules applicable within the American subsidiary from the effective date of the employment agreement with Talend Inc.

RELOCATION AND TRANSPORTATION

The costs of relocating to the United States related to the expatriation will be covered by Talend up to the amount of $30,000.00.

REPATRIATION

In addition to the legal obligation provided for in Article L 1231-5 of the Labor Code, Talend SA commits to repatriate Mr. Bride in the following two cases:

•                  If he resumes his role within Talend SA at the request of the Talend Group.

•                  Repatriation of the Bride family in the event of death or permanent disability of the employee at the request of the employee or his family.

In this assumption, Talend SA will cover the costs of transportation and relocation of the employee up to the amount of $30,000.

END OF EMPLOYMENT AGREEMENT DURING EXPATRIATION PERIOD

In the event of resignation by the employee during the expatriation period, the employee must respect a notice period of 3 months. It is expressly agreed between the parties that the Company is entitled to claim the pro-rata reimbursement of any sum disbursed for the expatriation of Mr. Bride if this resignation should occur before June 1, 2016.

In the event of dismissal of the employee by the American Company, the French Company undertakes to repatriate the employee and his family if requested by him and to reintegrate him to the French parent Company.

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RESPONSE TIME

Mr. Bride declares to have benefited from an adequate response time before signing this agreement.

In Suresnes, on June 22, 2015, in three original copies.

TALEND SA Jennifer BOS Senior Human Resources Officer [signature]	TALEND Inc. Michael Tuchen CEO

Laurent Bride

(Signature preceded the reference

“Read and approved, GOOD FOR AGREEMENT”)

[Handwritten: “Read and approved, GOOD FOR AGREEMENT”, followed by signature]

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